Exhibit 99.1

CareDx Reports Preliminary Fourth Quarter
and Full Year 2020 Results
SOUTH SAN FRANCISCO, Calif., January 11, 2021 (GLOBE NEWSWIRE) -- CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today reported preliminary financial results for the fourth quarter and full year ended December 31, 2020.
Preliminary revenue for the three months ended December 31, 2020 is expected to be between $58.4 million and $58.6 million, an increase of approximately 63% compared with $35.8 million in the fourth quarter of 2019. Testing revenue for the quarter is expected to be between $50.0 million to $50.2 million, compared with $29.1 million in the same period in 2019. Total AlloSure and AlloMap patient results provided in the quarter were approximately 25,100, which includes approximately 1,100 AlloSure Heart patient results since CareDx received Medicare Reimbursement for AlloSure Heart. Product revenue in the three months ended December 31, 2020 is expected to be $5.9 million, compared to $5.1 million in the same period in 2019. Digital & other revenue in the fourth quarter of 2020 is expected to be $2.4 million, compared to $1.6 million in the same period in 2019.
Preliminary revenue for the full year ended December 31, 2020 is expected to be between $191.9 million and $192.1 million, an increase of approximately 51% compared with $127.1 million in 2019. Testing revenue for the year ended December 31, 2020 is expected to be between $163.3 million to $163.5 million, compared with $104.6 million in 2019. Product revenue for the full year 2020 is expected to be $19.3 million, compared to $18.3 million in 2019. Digital & other revenue for the full year 2020 is expected to be $9.3 million, compared to $4.2 million in 2019.
Preliminary cash, cash equivalents and marketable securities were approximately $224.7 million as of December 31, 2020.
“2020 was an outstanding year of growth for CareDx even with the underlying challenges brought upon by COVID-19. Our record fourth quarter results and 2020 revenue growth were driven by our team’s focus on putting patients first,” said Reg Seeto, CareDx President and Chief Executive Officer. “As we look to 2021, we will continue to execute on our winning formula and expand across the transplant patient journey.”

The preliminary financial information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, the completion of customary annual audit procedures. CareDx will report fourth quarter and full year 2020 financial results, and anticipates providing 2021 financial guidance on its February 2021 earnings call.
About CareDx
CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey, and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.
Forward Looking Statements
This press release includes forward-looking statements, including expectations regarding the Company’s fourth quarter and full year 2020 revenue, number of patient results, and cash, cash equivalents and marketable securities as of December 31, 2020, achievement of our financial and operational goals and our prospects. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including the completion of the audit of the Company’s 2020 financial statements, general economic and market factors, and global economic and marketplace uncertainties related to the COVID-19 pandemic, among others discussed in CareDx’s filings with the Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed by CareDx with the SEC on February 28, 2020, and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:
Investor Relations
Greg Chodaczek
347-620-7010
investor@caredx.com